Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact: J. Eric Pike, Chairman and CEO (336) 789-2171
PIKE ELECTRIC APPOINTS JAMES R. FOX AS GENERAL COUNSEL
MOUNT AIRY, N.C., October 10, 2006 — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced the appointment of James R. Fox as General Counsel and Secretary. Fox will be responsible for providing legal representation to the corporation and its subsidiaries. He will report directly to J. Eric Pike, Chairman, President and CEO, and will be a member of our senior management team.
“Jim is a proven and effective leader and counselor,” Pike said. “He understands the business environment facing our company and has a successful track record responding to legal and regulatory challenges.”
Fox joins Pike Electric from the law firm Bell, Davis & Pitt, P.A., based in Winston-Salem, North Carolina. He has spent more than thirty years practicing in the area of complex business litigation including securities, antitrust, intellectual property and contract litigation as well as arbitration and mediation. Fox received a Juris Doctorate in 1971 from Duke University, where he served on the Editorial Board of the Duke Law Journal. He received a bachelor’s degree in History in 1968 from Duke University.
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. The Company’s core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com or you may phone us at 336-789-2171.
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